Exhibit 99.1

Contacts:

MSC Income Fund, Inc.

Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com

Jesse E. Morris, CFO and COO, jmorris@mainstcapital.com

713-350-6000

NEWS RELEASE

MSC Income Fund Announces Investment Grade Rating from Kroll Bond Rating Agency and Completion of Investment Grade Notes Offering

Receives BBB- Issuer Rating with Stable Outlook

Completes Offering of $150 Million of 4.04% Investment Grade Notes

HOUSTON, October 22, 2021 – MSC Income Fund, Inc. (the “Company”) is pleased to announce today’s closing of a private notes offering totaling $150.0 million in aggregate principal amount of 4.04% Notes due 2026 (the “Notes”). The Notes will be issued in two separate closings. The initial issuance of $77.5 million of Notes closed today, and the Company will issue the remaining $72.5 million of Notes in January 2022, subject to customary closing conditions.

The Company is also pleased to announce that Kroll Bond Rating Agency, LLC (“KBRA”) has assigned the Company an issuer investment grade credit rating of BBB- with a stable outlook.  Factors cited by KBRA in support of its rating include the Company’s experienced management team and diversified investment portfolio consisting predominantly of senior secured first lien loans as positive rating factors, along with the Company’s conservative dividend policy, low leverage utilization and ability to co-invest alongside Main Street Capital Corporation (“Main Street”), the parent company to the Company’s investment adviser, MSC Adviser I, LLC (“MSC Adviser”).

“We are extremely pleased with the investment grade rating assigned to MSC Income Fund, which is a positive reflection of our efforts to improve the Company’s liquidity, capital structure and financial performance since taking over the investment manager role last October,” said Dwayne L. Hyzak, the Company’s Chairman and Chief Executive Officer. Mr. Hyzak continued, “When the Company’s shareholders approved MSC Adviser as the sole investment manager last October, our first priority was to improve the Company’s liquidity position and capital structure to allow the Company to resume its normal investment activities and dividend payments to the Company’s shareholders.  We are very pleased that in less than a year, we have significantly improved the Company’s capital structure, initially by providing an unsecured loan from Main Street and replacing the Company’s special purpose vehicle credit facility with a new facility from JP Morgan, and most recently by receiving the investment grade rating from Kroll, amending the Company’s corporate revolving credit facility to provide improved terms and increased financing commitments and completing this issuance of long-term fixed rate notes. We believe that these improvements to the Company’s liquidity position and capital structure have the Company very well positioned to execute on our pipeline of attractive investment opportunities as we work to continue to improve the Company’s operating results.”

The Notes are unsecured and bear interest at a fixed rate of 4.04% per year, payable semiannually, will mature on October 30, 2026, and may be redeemed in whole or in part at any time or from time to time at the Company’s option at par plus accrued interest to the prepayment date and, if applicable, a make-whole premium.

The Company intends to use the net proceeds from this offering to fully repay the total debt amount outstanding under its term loan from Main Street and to repay a portion of the debt outstanding under its corporate revolving credit facility and then, through re-borrowing under its corporate revolving credit facility, to fund investments in accordance with its investment objective and strategies, to pay operating expenses and other cash obligations, and for general corporate purposes.

The Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This news release shall not constitute an offer to sell or a solicitation of an offer to purchase the Notes or any other securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

RBC Capital Markets, LLC acted as exclusive placement agent for the Company in connection with the Notes offering.

ABOUT MSC INCOME FUND, INC.

MSC Income Fund, Inc. is a specialty finance company that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies.  The Company’s lower middle market companies generally have annual revenues between $10 million and $150 million.  The Company’s middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

ABOUT MSC ADVISER I, LLC

MSC Adviser is a wholly owned subsidiary of Main Street Capital Corporation (NYSE: MAIN) that is registered as an investment adviser under the Investment Advisers Act of 1940.  It currently manages investments for external parties, including the Company.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements which are based upon the Company’s management’s current expectations and are inherently uncertain.  Any such statements other than statements of historical fact are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance.  Actual performance and results could vary materially from these estimates and projections of the future as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission.  Such statements speak only as of the time when made and are based on information available to the Company as of the date hereof and are qualified in their entirety by this cautionary statement.  The Company assumes no obligation to revise or update any such statement now or in the future.

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